Exhibit 99.1
[Company Logo]


FOR IMMEDIATE RELEASE
Media Contact Information:                         Investor Contact Information:
Lori Gorski                                                  J. Timothy Corcoran
Phone:    781-622-1242                                     Phone:   781-622-1111
E-mail:   lori.gorski@thermo.com                E-mail:  tim.corcoran@thermo.com
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Website:  www.thermo.com



           Thermo Electron Corporation to Issue and Sell $250 Million
                            5% Senior Notes Due 2015


Waltham, Mass., May 25, 2005 -- Thermo Electron Corporation (NYSE: TMO) today announced that it has entered into an agreement to sell $250 million aggregate principal amount of its 5% Senior Notes due 2015 (the "Notes"). The offering is expected to close on May 27, 2005, subject to customary closing conditions. Thermo Electron intends to use the net proceeds from the sale of the Notes and cash on hand to repay $250 million of a $570 million 364-day credit facility entered into in connection with the acquisition of the Kendro Laboratory Products division of SPX Corporation on May 9, 2005.

The Notes will be issued and sold solely to qualified institutional buyers under Rule 144A of the Securities Act of 1933, as amended, and outside of the United States in accordance with Regulation S under the Securities Act.

The Notes have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States without registration or an applicable exemption from registration requirements. This news release shall not constitute an offer to sell or a solicitation of an offer to buy the Notes in any jurisdiction in which such an offer or sale would be unlawful.

The following constitutes a "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements that involve a number of risks and uncertainties. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth under the heading "Forward-Looking Statements" in the company's Quarterly Report on Form 10-Q for the fiscal quarter ended April 2, 2005. These include risks and uncertainties relating to: the need to develop new products and adapt to significant technological change; dependence on customers that operate in cyclical industries; general worldwide economic conditions and related uncertainties; the effect of changes in governmental regulations; dependence on customers' capital spending policies and government funding policies; use and protection of intellectual property; exposure to product liability claims in excess of insurance coverage; retention of contingent liabilities from businesses we sold; realization of potential future savings from new productivity initiatives; implementation of our branding strategy; implementation of strategies for improving internal growth; the effect of exchange rate fluctuations on international operations; identification, completion and integration of new acquisitions and potential impairment of goodwill from previous acquisitions. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.